      As filed with the Securities and Exchange Commission on June 30, 2000
                                                       Registration No. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                QUEPASA.COM, INC.
             (Exact name of registrant as specified in its charter)

            NEVADA                                               86-0879433
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                GARY L. TRUJILLO
                                QUEPASA.COM, INC.
                         400 E. VAN BUREN, FOURTH FLOOR
                                PHOENIX, AZ 85004
                                 (602) 716-0100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                                    COPY TO:
                               JEFFREY M. KNETSCH
                         BROWNSTEIN HYATT & FARBER, P.C.
                       410 SEVENTEENTH STREET, 22ND FLOOR
                             DENVER, COLORADO 80202
                                 (303) 223-1100

                           --------------------------

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           --------------------------

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                       Proposed Maximum      Proposed Maximum
     Title of Each Class of          Amount to be        Offering Price     Aggregate Offering        Amount of
   Securities to be Registered      Registered (1)       per Unit (2)              Price           Registration Fee
---------------------------------- ------------------ -------------------- ---------------------- -------------------
 Common Stock, $0.001 par value       1,428,571             $1.6875            $2,410,713.56            $636.43
=====================================================================================================================

(1) Pursuant to Rule 416, the Registrant is also registering such indeterminate number of additional shares of Common Stock as may be issuable by reason of stock dividends, stock splits, or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the high and low prices of the Common Stock of the Registrant as reported on the Nasdaq National Market on June 29, 2000.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                QUEPASA.COM, INC.

                        1,428,571 SHARES OF COMMON STOCK

         You should read this prospectus carefully before you invest. Gateway Companies, Inc. may offer and sell up to 1,428,571 shares of our common stock under this prospectus for its own account. quepasa.com, inc. will not receive any proceeds from the sale of these shares by Gateway.

         The selling stockholder may offer its common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. Those future prices are not currently known.

         quepasa.com, inc. common stock is traded on the Nasdaq National Market under the trading symbol "PASA." On June 29, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $1.625 per share.

         See "Risk Factors" beginning on page 2 to read about factors you should consider before buying shares of our common stock.

                             -----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                 The date of this prospectus is June ___, 2000.

                                  RECENT EVENTS

         On May 9, 2000, we announced that we would be reducing our workforce by approximately one-third over a 60 day period as part of management's effort to enhance our competitive position and utilize our limited capital and assets more efficiently. Management's additional cost cutting measures have included reductions in advertising and general and administrative expenditures.

         On May 26, 2000, we announced that we retained the investment banking firm of Friedman, Billings, Ramsey & Co., Inc. to further enhance our competitive position and maximize shareholder value. Friedman, Billings has been authorized to consider a number of strategic alternatives for us, including strategic alliances, significant equity investments in our company, and a merger or the sale of our company or significant portions of our business. No decision has been made at this time to pursue any particular transaction.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision.

OUR OPERATING HISTORY IS EXTREMELY LIMITED

         We were incorporated in June 1997 and have generated no significant revenue to date. Accordingly, we have no operating history upon which an investor can evaluate us, and our prospects are subject to the risks and uncertainties encountered by companies that are in the early stages of operation and particularly companies which operate in the new and rapidly evolving Internet market.

These risks include, among others, our ability to:

o expand the contents and services on our Web site;
o maintain and increase levels of traffic on our Web site;
o increase awareness of our quepasa.com brand;
o attract advertisers and sponsors to our Web site;
o generate significant revenue from e-commerce;
o respond effectively to competitive pressure;
o maintain our current, and develop new, strategic relationships;
o recruit and retain personnel, including sales, content and technology personnel;
o anticipate and adapt to developing markets;
o upgrade and develop our systems and infrastructure;
o respond to any failure of our network and to handle efficiently our Web traffic; and
o manage our rapidly expanding operations.

         If we are unsuccessful in addressing these and other risks, our business, condition and results of operations will be materially and adversely affected.

WE EXPECT FUTURE LOSSES AND WILL NEED MORE CAPITAL

         We have never been profitable. As of December 31, 1999, we had an accumulated deficit of approximately $35.8 million. Our limited operating history and the uncertainty of the Internet market in which we operate our business make any prediction of our future results of operations difficult or impossible. We expect our expenses to increase from the distribution agreement with NetZero, Inc. and from the acquisitions of eTrato.com, credito.com and RealEstateEspanol.com. We do not expect that our revenue will cover our expenses in the foreseeable future. As a result, we will continue to incur significant losses and will need to raise additional capital. In addition, because we have generated negligible revenue and have incurred significant operating losses to date we have reduced our workforce by approximately one-third over the past 60 days in order to utilize our limited capital and assets more efficiently. As a result of the reduction in our workforce, our ability to execute our business plan and our business may be materially and adversely affected. Further, in the event we fail to generate improved revenue in the near future, we may be required to further reduce our workforce, curtail our operations and raise additional capital. We believe that our cash on hand, along with our planned cost cutting measures, will be sufficient to meet our working capital and capital expenditure needs through the second quarter of 2001, however, we believe it will be necessary for us to raise additional capital to ensure our continued operations beyond the second quarter of 2001. In the event we are not able to raise capital, our ability to continue operations will be severely impacted and could include a significant reduction in our advertising spending, a reduction in our personnel and other spending cuts which could have an adverse effect on the quepasa. We cannot assure that we will be able to raise additional capital and we do not know what the terms of such capital raising would be. Any future sale of our equity securities would dilute the ownership and control of our stockholders.

IF WE FAIL TO CONSUMMATE A STRATEGIC BUSINESS TRANSACTION, OUR BUSINESS AND OUR CONTINUED VIABILITY MAY BE ADVERSELY AFFECTED

         We have retained the investment banking firm of Friedman, Billings, Ramsey & Co., Inc. to consider strategic business alternatives in an effort to further enhance our competitive position and maximize shareholder value. Friedman, Billings has been authorized to consider a number of strategic alternatives including strategic alliances, significant equity investments in our company, and a merger or the sale of our company or significant portions of our business. There is no assurance that any transaction will be consummated or that any transaction that is approved and consummated will effectively enhance our competitive position or maximize shareholder value. If we are unable to consummate an acceptable strategic business transaction, our business and our continued viability may be materially and adversely affected.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH ACQUISITIONS

         In the first quarter of 2000, we acquired the stock of three companies. As part of our long-term business strategy, we continually evaluate strategic acquisitions of businesses. Acquisitions often involve a number of special risks, including the following:

o we may experience difficulty integrating acquired operations and personnel;
o we may be unable to retain acquired subscribers;
o the acquisition may disrupt our ongoing business;
o we may not be able to successfully incorporate acquired technology and rights into our offerings and maintain uniform standards, controls, procedures, and policies;
o the businesses we acquire may fail to achieve the revenue and earnings we anticipated;
o we may ultimately be liable for contingent and other liabilities, not previously disclosed to us, of the companies that we acquire; and
o our resources may be diverted in asserting and defending our legal rights.

         We may not successfully overcome problems encountered in connection with our recent and potential future acquisitions. In addition, an acquisition could materially adversely affect our operating results by:

o causing us to incur additional debt;
o requiring us to amortize expenses related to goodwill and other intangible assets; and
o diluting our stockholders' ownership interest.

WE WILL BE UNABLE TO GENERATE SUFFICIENT REVENUE IF OUR TARGET AUDIENCE DOES NOT ACCEPT OUR PRODUCTS AND SERVICES

         We have been promoting our site for less than one year and we cannot give assurances that the Spanish-speaking population will accept our products and services or that we will attract repeat users to our Web site. Because the market for our products and services is new and evolving, it is difficult to predict the future growth rate, if any, and the size of the market we have targeted. If the market develops more slowly than we expect or becomes saturated with competitors, or if our products and services are not accepted by the market, we will be unable to generate enough revenue to offset our expenses and to earn profits.

OUR INABILITY TO DEVELOP THE QUEPASA.COM BRAND WILL SIGNIFICANTLY REDUCE OUR REVENUE

         We believe that maintaining the quepasa.com brand is of critical importance to our efforts to attract and expand our user base and our advertising, sponsorships and e-commerce revenue. We also believe that brand recognition will become more important due to the increasing number of Internet sites. Promotion and enhancement of the quepasa.com brand will depend largely on our success in providing high quality products and services and Web site content that is of interest to the worldwide Spanish-speaking population. We cannot assure that success. Even if our desired results are achieved, it is likely that we will expend significant additional amounts in further developing and maintaining brand loyalty. Failure to develop brand loyalty among our users could result in our being unable to generate enough revenue to offset our expenses and to earn profits.

WE WILL BE ADVERSELY AFFECTED IF THE INTERNET DOES NOT BECOME WIDELY ACCEPTED AS A MEDIUM FOR ADVERTISING AND E-COMMERCE

         We will need revenue from the sale of advertisements and sponsorships on our Web pages and from e-commerce transactions to offset expenses. At the present time, Web advertisers generally enter into only short-term advertising contracts. Because Web site advertising is a new phenomenon, few advertisers have significant experience with the Web as an advertising medium. Consequently, many advertisers have not devoted a substantial portion of their advertising expenditures to Web-based advertising, and may not find Web-based advertising to be effective for promoting their products and services as compared to traditional print and broadcast media.

         No standards have yet been widely accepted for the measurement of the effectiveness of Web-based advertising, and we can give no assurance that such standards will be developed or adopted sufficiently to sustain Web-based advertising as a significant advertising medium. We cannot give assurances that banner advertising, the predominant revenue producing mode of advertising currently used on the Web, will be accepted as an effective advertising medium or that we can effectively transition to any other forms of Web-based advertising, should they develop. Software programs are available that limit or remove advertisements from an Internet user's desktop. This software, if generally adopted by users, may materially and adversely affect Web-based advertising.

OUR WEB SITE OPERATIONS COULD BE IMPAIRED IF WE LOSE THE SERVICES OF THIRD PARTY TECHNOLOGY AND CONTENT PROVIDERS

         Our business depends upon third parties, including providers of technology, infrastructure, content and features. We supplement our Web site directory listings with Web search results provided by Inktomi under a non-exclusive agreement. We depend upon Inktomi for ongoing maintenance and technical support to ensure accurate and rapid presentation of search results to users of our Web site. Termination of our relationship with Inktomi or Inktomi's failure to renew our agreement upon expiration could result in substantial additional costs to us in developing or replacing technology. We also rely on GTE for our Internet and Critical Path for our e-mail connections. Any interruption in the Internet access provided by GTE or any other provider of access could disrupt our Web site operations and impair relations with our users.

         We license content, including technology and related databases, from third parties for portions of our quepasa.com Web site, including news from Associated Press, Reuters, Hispanic Business and EFE News Services, weather from WeatherLabs, stock quotes and other stock information from Zacks Investment Research and sports scores and statistics from STATS, Inc. Any errors, delays or failures experienced in connection with these third party technologies and services could have a negative effect on our relationship with users of our Web site, could materially and adversely affect our brand and our business and could subject us to liability to third parties for business negligence such as defamation or libel.

SYSTEM FAILURE COULD DISRUPT OUR WEB SITE OPERATIONS

         The continued and uninterrupted performance of our hardware and software is critical to our reputation and our success in attracting traffic to our Web site. Users of our site and our services, such as our e-mail services, may become dissatisfied by system failures that may limit our Web site services. Sustained or repeated system failures could significantly reduce the traffic on our Web site and may impair our reputation and brand name. Our operations depend on our ability to protect our computer systems from damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events.

         The number of pages of information transmitted over our network, commonly referred to as "page views," has continued to increase over time. We are actively trying to increase our level of page views. As a result, our network must accommodate a high volume of traffic, often at unexpected times. We have experienced periodic capacity constraints in terms of our ability to serve our increasing user volumes. In addition, we have had reliability problems with two of our internally developed applications, chat and e-mail, and as a result we are currently outsourcing these two applications. We are in the process of improving our network infrastructure to ensure that we will be able to handle future increases in traffic. We have migrated our platform and our applications to a Unix platform using Sun Microsystems servers. Any break in the continuous operations of our network could have a material adverse effect on our operating expenses, our brand and our business.

         We may, from time to time, experience interruptions due to several factors including hardware failures, unsolicited bulk e-mail and operating system failures. Because our revenue depends on the number of users of our network, we will be adversely affected if we experience frequent or long system delays or interruptions. If delays or interruptions continue to occur our users could perceive our network as being unreliable, traffic on our Web site could deteriorate and our brand could be adversely affected. Any failure on our part to minimize or prevent capacity constraints or system interruptions could have an adverse effect on our brand and our business.

         We may not carry enough business interruption insurance to compensate for losses that may occur as a result of any of these adverse events. We also depend upon Internet browsers and Internet service providers that provide users with access to the Internet and our Web site. Users may experience difficulties due to system failures unrelated to our systems. Any disruption in Internet access by Internet service providers and other third party access providers, or any failure of such providers to handle higher volumes of user traffic, could disrupt our Web site operations and impair relations with our users.

OUR MANAGEMENT IS INEXPERIENCED AND MAY NOT BE ABLE TO MANAGE OUR GROWTH

         Several executive officers and members of our board of directors joined us in 1999, our management team has worked together for less than a year and none of our executive officers has extensive experience managing a rapidly growing business enterprise. Any growth we experience will place a significant strain on our management and financial resources. Any inability of our management to manage growth effectively could increase our operating expenses, impair our marketing efforts and limit the development of our Web site.

GROWTH OF OUR WEB SITE MAY BE LIMITED BY GOVERNMENTAL REGULATIONS

         Government regulation has not materially restricted use of the Internet in our markets to date. However, the legal and regulatory environment pertaining to the Internet remains relatively undeveloped and may change. New laws and regulations could be adopted, and existing laws and regulations could be applied to the Internet and, in particular, to e-commerce. New laws and regulations may be adopted with respect to the Internet covering, among other things, sales and other taxes, user privacy, pricing controls, characteristics and quality of products and services, consumer protection, cross-border commerce, libel and defamation, intellectual property matters and other claims based on the nature and content of Internet materials. Any laws or regulations adopted in the future affecting the Internet could subject us to substantial liability. Such laws or regulations could also adversely affect the growth of the Internet generally, and decrease the acceptance of the Internet as a communications and commercial medium. In addition, the growing use of the Internet has burdened the existing telecommunications infrastructure. Areas with high Internet use relative to the existing telecommunications structure have experienced interruptions in phone service leading local telephone carriers to petition regulators to govern Internet service providers and impose access fees on them. Such regulations, if adopted in the United States or other places, could increase significantly the costs of communicating over the Internet, which could in turn decrease the demand for our products and services. The adoption of various proposals to impose additional taxes on the sale of goods and services through the Internet could also reduce the demand for Web-based commerce.

WE MAY FACE LIABILITY FOR INFORMATION CONTENT AND COMMERCE-RELATED ACTIVITIES

         Because materials may be downloaded by the services that we operate or facilitate and the materials may subsequently be distributed to others, we could face claims for errors, defamation, negligence, or copyright or trademark infringement based on the nature and content of such materials. We could also be exposed to liability because of the listings that we select and make available through our Web site, or through content and materials posted by users in chat room and message board services that we provide. We could face personal injury or other product liability claims arising from the use of products sold through our Web site. We offer e-mail services, which expose us to potential liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. Even to the extent that claims made against us do not result in liability, we may incur substantial costs in investigating and defending such claims.

         Although we carry general liability insurance, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liabilities that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our financial condition. In addition, the increased attention focused on liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use.

CONCERNS ABOUT SECURITY OF E-COMMERCE TRANSACTIONS AND CONFIDENTIALITY OF INFORMATION ON THE INTERNET MAY REDUCE THE USE OF OUR WEB SITE AND IMPEDE OUR GROWTH

         A significant barrier to e-commerce and confidential communications over the Internet has been the need for security. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. Unauthorized persons could attempt to penetrate our network security. If successful, they could misappropriate proprietary information or cause interruptions in our services. As a result, we may be required to expend capital and resources to protect against or to alleviate these problems. Security breaches could have a material adverse effect on our business, financial condition and results of operations.

COMPETITION FOR INTERNET USERS MAY LIMIT TRAFFIC ON, AND THE VALUE OF, OUR WEB SITE

         The market for Internet products and services and the market for Internet advertising and electronic commerce arrangements are extremely competitive, and we expect that competition will continue to intensify. There are many companies that provide Web sites and online destinations targeted to Spanish-language Internet users. Competition for visitors, advertisers and e-commerce partners is intense and is expected to increase significantly in the future because there are no substantial barriers to entry in our market. We believe that the principal competitive factors in these markets are name recognition, distribution arrangements, functionality, performance, ease of use, the number of services and features provided and the quality of support. Our primary competitors are other companies providing portal or other online services, especially to Spanish-language Internet users such as StarMedia, Terra Network, El Sitio, Yahoo! Espanol, America Online Latin America, Yupi, Prodigy and Microsoft networks in Latin America, Mexico and Spain. Most of our competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than we do. Our competitors may offer Internet products and services that are superior to ours or that achieve greater market acceptance. There can be no assurance that competition will not limit traffic on, and the value of, our Web site.

TECHNOLOGICAL CHANGES COULD IMPAIR OUR ABILITY TO COMPETE AND SUBJECT US TO SIGNIFICANT EXPENDITURES

         The market for Internet products and services is characterized by rapid technological developments, frequent new product and service introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our Internet content, particularly in response to competitive offerings. There can be no assurance that we will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by us to modify or adapt our Web site and services and could fundamentally affect the character, viability and frequency of Web-based advertising, either of which could have a material adverse effect on our business. In addition, new Internet services or enhancements offered by us may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence.

OUR STOCK PRICE IS HIGHLY VOLATILE

         In the past, our common stock has traded at volatile prices. We believe that the market prices will continue to be subject to significant fluctuations due to various factors and events that may or may not be related to our performance. If the market value of our common stock decreased substantially, we could be delisted from the Nasdaq National Market. Consequently, you could find it difficult or impossible to sell your stock or to determine the value of your stock.

         In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of Internet-sector companies and which may be unrelated to the operating performance of such companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a material decline in the price of your stock.

WE HAVE NO INTENTION TO PAY DIVIDENDS

         We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.

FUTURE SALES OF OUR COMMON STOCK OR SHARES ISSUABLE UPON EXERCISE OF STOCK OPTIONS COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         As of the date of this filing, we have 18,850,805 shares of common stock outstanding. Sale of substantial amounts of common stock, or the perception that sales could occur, could reduce the market price of the common stock. Currently, there are outstanding stock options or common stock purchase warrants to acquire 6,226,689 shares of common stock at exercise prices ranging from $1 to $19.80 per share, including 2,565,313 common stock purchase warrants subject to demand and piggy-back registration rights.

FORWARD-LOOKING STATEMENTS MAY BE UNRELIABLE

         This prospectus and the information incorporated by reference may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans and the outcome of any contingencies are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect," "intend" and other phrases of similar meaning. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

         Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from our expectations.

                           DESCRIPTION OF COMMON STOCK

         The description of our common stock, $0.001 par value, is included in our Registration Statement on Form 8-A, which was filed with the Securities and Exchange Commission on March 16, 1999. We have incorporated our Registration Statement on Form 8-A by reference. As of June 30, 2000 we have 18,850,805 shares of common stock issued and outstanding.

                               SELLING STOCKHOLDER

         The following table sets forth information regarding the ownership of our common stock by the selling stockholder and the maximum number of shares that may be sold pursuant to this prospectus. The selling stockholder listed below may use this prospectus to sell its common stock.

                                                                   Shares Which                Shares Owned After
                                           Number of Shares        May be Sold                      Offering
                                             Owned Before        Pursuant to this       ------------------------------
        Selling Stockholder                  the Offering           Prospectus              Number        Percentage
------------------------------------     --------------------    -------------------    ------------     -------------
      Gateway Companies, Inc.                 1,428,571              1,428,571                0               0


         Neither the selling stockholder, nor its officers, directors or major shareholders, has held any material relationship with our company or any of our affiliates within the past three years other than as an owner of our securities.

                              PLAN OF DISTRIBUTION

         The common stock covered by this prospectus may be offered and sold from time to time by the selling stockholder in one or more of the following transactions:

         o    on the Nasdaq National Market;

         o    in the over-the-counter market;

         o in transactions other than on the Nasdaq National Market or in the over-the-counter market;

         o through brokers or dealers, or in direct transactions with purchasers;

         o    in connection with short sales;

         o    by pledge to secure debts and other obligations;

         o in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options; or

         o    in a combination of any of the above transactions.

         The selling stockholder may sell its shares at prevailing market prices, at prices related to prevailing market prices, at negotiated prices, or at fixed prices. There is no assurance that the selling stockholder will sell any or all of its common stock. Brokers and dealers that are used will either receive discounts or commissions from the selling stockholder, and/or will receive commissions from the purchasers.

         The selling stockholder may also elect to sell its shares pursuant to Rule 144 under the Securities Act of 1933.

         We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                  LEGAL OPINION

         For the purposes of this offering, Brownstein Hyatt & Farber, P.C. has given its opinion as to the validity of the shares offered by the selling stockholder.

                                     EXPERTS

         The financial statements of quepasa.com, inc. as of December 31,1999 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         Ehrhardt Keefe Steiner & Hottman, P.C., independent auditors, have audited our consolidated financial statements and schedule for the year ended December 31, 1998 included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ehrhardt Keefe Steiner & Hottman's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

         Our common stock is listed on the Nasdaq National Market. Reports, proxy statements, and other information concerning us can be reviewed at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

         o    Annual Report on Form 10-K for the year ended December 31, 1999;

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         o Current Reports on Form 8-K (and amendments) originally filed January 21, January 28, February 11, March 17, April 14, and June 14, 2000;

         o Definitive Proxy Statement for the 2000 Annual Meeting of Stockholders; and

         o The description of our common stock contained in our registration statement on Form 8-A filed March 16, 1999.

We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:

                           Juan Galan
                           Chief Financial Officer
                           quepasa.com, inc.
                           400 East Van Buren, Fourth Floor
                           Phoenix, Arizona 85004
                           (602) 716-0100

You may also want to refer to our web site at www.quepasa.com. Our web site is not a part of this prospectus.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. quepasa.com and the selling stockholders are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                TABLE OF CONTENTS

RECENT EVENTS.....................................................................................................2
RISK FACTORS......................................................................................................2
DESCRIPTION OF COMMON STOCK.......................................................................................7
SELLING STOCKHOLDER...............................................................................................8
PLAN OF DISTRIBUTION..............................................................................................8
LEGAL OPINION.....................................................................................................9
EXPERTS...........................................................................................................9
WHERE YOU CAN FIND MORE INFORMATION...............................................................................9

                                  COMMON STOCK
                                $0.001 PAR VALUE

                                QUEPASA.COM, INC.

                                   PROSPECTUS

                                 June ___, 2000

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee and Nasdaq filing fee, the amounts stated are estimates.

                   SEC Registration Fee                               $   636.43
                   Nasdaq Filing Fee                                   14,285.71
                   Printing and Engraving                               1,000.00
                   Legal Fees and Expenses                             10,000.00
                   Accounting Fees and Expenses                        15,000.00
                   Miscellaneous                                        3,000.00
                                                                     -----------
                        TOTAL                                         $43,922.14
                                                                     ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Articles of Incorporation, as amended (the "Articles"), provide that the liability of the registrant's directors for monetary damages for breach of fiduciary duty is eliminated to the fullest extent permitted by Nevada law, and that the Registrant's officers and directors shall be indemnified by the Registrant against any liability to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The Registrant's Amended and Restated Bylaws ("the Bylaws") provide that the Registrant shall indemnify the current acting and former directors, officers, employees and agents of the Registrant or another corporation, partnership, joint venture, trust, association or other enterprise against reasonably incurred expenses, judgments, penalties, fines, and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined that such person reasonably believed (i) in the case of conduct in his official capacity with the Registrant, that his conduct was in the Registrant's best interests, or, (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Registrant's best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

ITEM 16. EXHIBITS.

     EXHIBIT
     NUMBER                                          DESCRIPTION OF DOCUMENT
     -------                                         -----------------------
      3.01     Articles of Incorporation, as amended (1)
      3.02     Amended and Restated Bylaws (1)
      5.01     Opinion of Brownstein Hyatt & Farber, P.C. *
     10.01     Stock Purchase and Investor Rights Agreement between the Registrant and Gateway Companies, Inc. (2)
     23.01     Consent of  KPMG LLP *
     23.02     Consent of Ehrhardt Keefe Steiner & Hottman, P.C. *
     23.03     Consent of Brownstein Hyatt & Farber, P.C. (included in Exhibit 5.01)

-------------------
 *   Filed herewith.
(1) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.
(2) Incorporated by reference from the Registrant's Current Report on Form 8-K (as amended) originally filed March 30, 2000.

ITEM 17. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 30, 2000.

                                        quepasa.com, inc.,
                                        a Nevada Corporation

                                        By: /s/ Gary L. Trujillo
                                           ------------------------------------
                                        Name:   Gary L. Trujillo
                                        Title:  Chairman and Chief Executive
                                                Officer (Principal Executive
                                                Officer)

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary L. Trujillo and Juan C. Galan, or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated:

NAME                                            TITLE                                         DATE
----                                            -----                                         ----
          /s/ Gary L. Trujillo                  Chairman and Chief Executive                  June 30, 2000
-----------------------------------------       Officer (Principal Executive
            Gary L. Trujillo                    Officer)

            /s/ Juan C. Galan                   Chief Financial Officer (Chief                June 30, 2000
-----------------------------------------       Financial and Accounting Officer)
             Juan C. Galan

         /s/ L. William Seidman                 Director                                      June 30, 2000
-----------------------------------------
           L. William Seidman

                                                Director                                      June __, 2000
-----------------------------------------
             Alan J. Sokol

         /s/ Jerry J. Colangelo                 Director                                      June 30, 2000
-----------------------------------------
           Jerry J. Colangelo

          /s/ Dr. Louis Olivas                  Director                                      June 30, 2000
-----------------------------------------
            Dr. Louis Olivas

                                                Director                                      June __, 2000
-----------------------------------------
          Jose Maria Figueres

                                  EXHIBIT INDEX

     EXHIBIT
     NUMBER                                          DESCRIPTION OF DOCUMENT
     -------                                         -----------------------
      3.01     Articles of Incorporation, as amended (1)
      3.02     Amended and Restated Bylaws (1)
      5.01     Opinion of Brownstein Hyatt & Farber, P.C. *
     10.01     Stock Purchase and Investor Rights Agreement between the Registrant and Gateway Companies, Inc. (2)
     23.01     Consent of  KPMG LLP *
     23.02     Consent of Ehrhardt Keefe Steiner & Hottman, P.C. *
     23.03     Consent of Brownstein Hyatt & Farber, P.C. (included in Exhibit 5.01)

-------------------
 *   Filed herewith.
(1) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.
(2) Incorporated by reference from the Registrant's Current Report on Form 8-K (as amended) originally filed March 30, 2000.